EXHIBIT 99.1

NEWS RELEASE
For Release on May 13, 2008	Contact: Pat Lawlor
4:00 PM (ET) (925) 328-4656	Vice President, Finance/Chief Financial Officer

Giga-tronics Reports Fourth Quarter and FY 2008 Results

San Ramon, CA - Giga-tronics, Incorporated (NASDAQ: GIGA) reported today that net sales for fiscal year 2008 increased 2% to $18,331,000 from $18,048,000 a year ago.  Net loss from continuing operations was $203,000 or $0.04 per fully diluted share versus a net loss from continuing operations of  $1,895,000 or $0.40 per fully diluted share last year.  Included in the $203,000 net loss for fiscal year 2008 was a one-time restructuring charge of $73,000 to reserve our remaining lease obligation on our Fremont facility and $80,000 in severance costs, for a total of $153,000 or $0.03 per fully diluted share.  Included in the $1,895,000 net loss for fiscal year 2007 was a one-time restructuring charge of $204,000 for the sublease accrual, $139,000 in severance costs and $18,000 for moving expenses, for a total of $361,000 or $0.08 per fully diluted share.
For the fiscal year ended March 29, 2008, net loss was $234,000 or $0.05 per fully diluted share versus a net loss of $1,867,000 or $0.39 per fully diluted share for the same period a year ago.
In the fourth quarter, net sales were $4,099,000, down 21% from $5,164,000 in the same quarter for the prior year.  Net loss for the period was $545,000 or $0.11 per fully diluted share compared with a net loss of $495,000 or $0.10 per fully diluted share for the same period a year ago.  Loss from continuing operations for the fourth quarter was $480,000 or $0.10 per fully diluted share compared to a loss from continuing operations of $493,000 or $0.10 per fully diluted share for the same period a year ago.
Our book-to-bill ratio in the fourth quarter of fiscal 2008 was .92 compared to .72 in the fourth quarter of fiscal 2007.

Orders booked in the fourth quarter were $3,784,000 compared to $3,699,000 last year and for the 2008 fiscal year were $17,420,000 compared to $16,158,000 a year ago.  Backlog at March 29, 2008 was $7.5 million (approximately $4.6 million is shippable within one year) as compared to $8.4 million (approximately $5.2 million shippable within one year) at the end of the prior year.
Cash and cash equivalents at March 29, 2008 were $1,845,000 compared to $1,804,000 as of March 31, 2007.
Giga-tronics will host a conference call today at 4:30 p.m. ET to discuss the fourth quarter results. To participate in the call, dial (866) 463-5401, and enter Access Code 652212#.  The call will also be broadcast over the internet at www.gigatronics.com under “Investor Relations”.  The conference call discussion reflects management’s views as of May 13, 2008 only.
Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in both defense electronics and wireless telecommunications.
Giga-tronics is a publicly held company, traded on the NASDAQ Capital Market under the symbol “GIGA”.
This press release contains forward-looking statements concerning profitability, backlog and shipments.  Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance and the ability to collect receivables.  For further discussion, see Giga-tronics’ most recent annual report on Form 10-K and the annual report on Form 10-K for the fiscal year ended March 29, 2008 (to be filed shortly) Part I, under the heading “Certain Factors Which May Adversely Affect Future Operations or an Investment in Giga-tronics” and Part II, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands except share data)	March 29, 2008	March 31, 2007
Assets
Current Assets
Cash and cash equivalents	$1,845	$1,804
Trade accounts receivable, net of allowance of $93 and $62, respectively	2,693	2,750
Inventories, net	5,008	5,841
Prepaid expenses and other current assets	383	360
Total current assets	9,929	10,755

Property and equipment
Leasehold improvements	373	373
Machinery and equipment	15,468	15,426
Office furniture and fixtures	723	736
Total property and equipment	16,564	16,535
Less accumulated depreciation and amortization	16,164	16,211
Property and equipment, net	400	324
Other assets	32	82
Total assets	$10,361	$11,161

Liabilities and shareholders' equity
Current liabilities
Accounts payable	$649	$1,106
Accrued commission	181	192
Accrued payroll and benefits	526	666
Accrued warranty	190	207
Customer advances	646	681
Other current liabilities	606	623
Total current liabilities	2,798	3,475
Deferred rent	171	293
Total liabilities	2,969	3,768
Commitments
Shareholders' equity
Preferred stock of no par value;
Authorized 1,000,000 shares; no shares outstanding
at March 29, 2008 and March 31, 2007	-	-
Common stock of no par value;
Authorized 40,000,000 shares; 4,824,021 shares at March 29, 2008
and 4,809,021 shares at March 31, 2007, issued and outstanding	13,398	13,165
Accumulated deficit	(6,006)	(5,772)
Total shareholders' equity	7,392	7,393
Total liabilities and shareholders' equity	$10,361	$11,161

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Month Ended		Year Ended
(In thousands except share and per share data)	March 29, 2008	March 31, 2007	March 29, 2008	March 31, 2007
Net sales	$4,099	$5,164	$18,331	$18,048
Cost of sales	2,425	3,068	10,583	10,502
Gross profit	1,674	2,096	7,748	7,546

Engineering	628	883	2,248	3,731
Selling, general and administrative	1,444	1,362	5,538	5,456
Resturcturing	73	361	153	361
Total operating expenses	2,145	2,606	7,939	9,548

Operating loss from continuing operations	(471)	(510)	(191)	(2,002)

Other expense	16	-	46	-
Interest income, net	7	17	36	108
Loss from continuing operations before income taxes	(480)	(493)	(201)	(1,894)
Provision for income taxes	-	-	2	1
Loss from continuing operations	(480)	(493)	(203)	(1,895)
(Loss) income on discontinued operations, net of
income taxes of nil for 2008 and 2007	(65)	(2)	(31)	28
Net loss	$(545)	$(495)	$(234)	$(1,867)

Basic and diluted net (loss) earnings per share:
From continuing operations	$(0.10)	$(0.10)	$(0.04)	$(0.40)
On discontinued operations	(0.01)	(0.00)	(0.01)	0.01
Basic and diluted net loss per share	$(0.11)	$(0.10)	$(0.05)	$(0.39)

Shares used in per share calculation:
Basic	4,818	4,809	4,813	4,809
Diluted	4,818	4,809	4,813	4,809